Exhibit 10.11

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT to the Agreement and Plan of Merger by and among River Hawk Aviation, Inc., a corporation formed under the laws of the State of Nevada (“River Hawk”), Profile Aviation Center, Inc., a corporation formed under the laws of the State of North Carolina (“Profile Aviation”), PAC Acquisition Corp., a corporation formed under the laws of the State of North Carolina and a wholly owned subsidiary of River Hawk (the “PAC Merger Sub”), Profile Services, Inc., a corporation formed under the laws of the State of Delaware (“Profile Services”), and  PS Acquisition Corp., a corporation formed under the laws of the State of Delaware and a wholly owned subsidiary of River Hawk (the “PS Merger Sub”)(Profile Aviation and Profile Services shall collectively be referred herein as “Profile”) dated May 23, 2007 (the “Agreement”), entered into this 24th day of August 2007, amends the Agreement as follows (the “Amendment”):

RECITALS

A.           River Hawk, Profile, PAC Merger Sub and PS Merger Sub (collectively, the “Parties”) entered into an Agreement and Plan of Merger on May 23, 2007;

B.           In furtherance of the Closing of the Agreement, the Parties wish to amend the Agreement in order to restructure the terms of consideration; and

C.           Unless otherwise defined in this Amendment, capitalized terms have the meaning as defined in the Agreement.

Accordingly, the Parties hereby agree as follows:

1.	Section 1.01 of the Agreement is hereby deleted in its entirety and replaced as follows:

SECTION 1.01    THE SHARE PURCHASE

Consideration. On the Closing Date, (as hereinafter defined), River Hawk shall purchase from Profile one hundred percent (100%) of all issued and outstanding shares of common stock of Profile (the “Profile Shares”), in exchange for the following consideration and according to the following terms:

(a)
Profile shall receive one million, five hundred thousand (1,500,000) shares of River Hawk Series A Preferred Stock (“Series A Preferred”) to be shall be issued following a contemplated recapitalization of River Hawk’s issued and outstanding capital stock, which River Hawk shall undertake prior to or immediately following the Closing;

(b)	Profile shall receive four million (4,000,000) shares eight percent (8%) Cumulative Series B Convertible Preferred Stock of River Hawk, which River Hawk shall designate with the following provisions:

(i)	an annual, cumulative coupon rate of 8%;

(ii)
holders of the (“Series B Preferred”) shall have the option to either (a) elect to convert the Series B Preferred shares into common stock of the Company at a ratio of 1:1, on an all or nothing basis or (b) upon 30 days notice put the Series B Preferred shares to the Company or the Company’s designee at a purchase price of One dollar ($1.00) per share (the “Conversion Price”) according to the following schedule (which schedule shall not be part of the filed designations but is enforceable under this Agreement, on an all or nothing basis:

1.	one million, five hundred (1,500,000) shares of Series B Preferred at any time following the Closing;

2.	one million (1,000,000) shares of Series B Preferred at any time following twelve (12) months from the Effective Date;

3.	one million (1,000,000) shares of Series B Preferred at any time following twenty-four (24) months from the Effective Date; and

4.	five hundred thousand (500,000) shares of Series B Preferred at any time following thirty-six (36) months from the Effective Date.

(iii)
River Hawk shall have the option, upon five (5) days notice, to repurchase, the Series B Preferred shares from the Series B Preferred shareholders, unless the shareholder(s) elects at such time to convert the shares into common stock of the Company at the Conversion Price, in accordance with the schedule listed in Section 1.01(b)(ii), above; and

(iv)
River Hawk shall designate two (2) individuals who shall, to Profile’s reasonable satisfaction,  personally guarantee River Hawk’s obligation to redeem the Series B Preferred, which obligation shall not be deemed joint and severable among the designated individuals.

(c)
River Hawk shall assume the liabilities of Profile, which are estimated to equal approximately Eight Million U.S. Dollars ($8,000,000), which estimate is subject to due diligence prior to the Closing Date.

2.	Except as otherwise provided herein, all other terms of the Agreement remain in full force and effect.

3.
This Amendment sets forth the entire understanding and agreement of the parties, and   supersedes any and all prior contemporaneous oral or written agreements or understandings between the parties as to the subject matter of this Amendment.  This Amendment shall be governed by the laws of the State of Michigan.

4.	This Amendment may be executed by facsimile and in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date listed above.

RIVER HAWK AVIATION, INC.

By:	/s/ Calvin Humphrey
Name:	Calvin Humphrey
Title:	President, Chief Executive Officer

PAC ACQUISITION CORP.

By:	/s/ Calvin Humphrey
Name:	Calvin Humphrey
Title:	President

PS ACQUISITION CORP.

By:	/s/ Calvin Humphrey
Name:	Calvin Humphrey
Title:	President

PROFILE AVIATION CENTER, INC.

By:	/s/ Caroll G. Smith
Name:	Caroll G. Smith
Title:	President

PROFILE AVIATION SERVICES, INC.

By:	/s/ Caroll G. Smith
Name:	Caroll G. Smith
Title:	President